Trimble Reports First Quarter 2007 Revenue Growth of 27 Percent

- First Quarter Revenue of $285.7 million

- Earnings Per Share of $0.24 GAAP and $0.33 non-GAAP

SUNNYVALE, Calif., May 3 /PRNewswire-FirstCall/ -- Trimble (Nasdaq: TRMB) today announced results for its first quarter 2007, ended March 30, 2007. Revenue for the first quarter of 2007 was $285.7 million, up approximately 27 percent from revenue of $225.9 million in the first quarter of 2006.

Operating income for the first quarter of 2007 was $39.3 million, up 19 percent from the first quarter of 2006, with operating margins of 13.7 percent, compared to 14.6 percent in the first quarter of 2006. For year-over-year comparisons it should be noted the amortization of purchased intangibles increased by $5.6 million versus the first quarter of 2006 due to acquisitions. In the first quarter of 2007, in-process research and development expense was $2.1 million and restructuring expense was $2.7 million, whereas there was no in-process research and development expense or restructuring expense in the first quarter of 2006. Additionally, the impact of stock-based compensation expense was $3.4 million in the first quarter of 2007, compared to $3.2 million in the first quarter of 2006. Excluding the above impacts, non-GAAP operating income grew by 43 percent compared to the first quarter of 2006, with non-GAAP operating income margins of 19.4 percent, compared to 17.1 percent in the first quarter of 2006.

Net income for the first quarter of 2007 was $28.7 million, up approximately 11 percent compared to net income of $25.8 million in the first quarter of 2006. Earnings per share for the first quarter of 2007 were $0.24 compared to earnings per share of $0.22 in the first quarter of 2006. The tax rate for the first quarter of 2007 was 32 percent. GAAP earnings per share in the first quarter of 2007 were negatively impacted by approximately $0.05 due to amortization of intangibles and in-process research and development expense, by $0.02 due to restructuring expense and by $0.02 due to stock-based compensation expense.

Adjusting for the amortization of intangibles, in-process research and development, restructuring, and the impact of stock-based compensation expenses, non-GAAP net income for the first quarter of 2007 was $39.6 million, up 33 percent compared to non-GAAP net income of $29.8 million in the first quarter of fiscal 2006. Non-GAAP earnings per share for the first quarter of 2007 were $0.33, up approximately 27 percent from non-GAAP earnings per share of $0.26 in the first quarter of 2006.

"During the first quarter, we achieved a symbolic milestone by reporting revenues of over $1 billion in a four quarter period for the first time. All segments reported strong performance with much of that strength reflecting improved international results," said Steven W. Berglund, Trimble's president and chief executive officer. "Our outlook remains positive as we anticipate both continuing progression in our traditional businesses, as well as the potential for improving financial results within @Road, our recent acquisition."

Trimble Results by Business Segment
Operating income by segment represents net revenue less operating expenses, excluding general corporate expenses, amortization of intangibles, in-process research and development, and restructuring expenses. In addition, for each segment, non-GAAP operating income excludes the impact of stock-based compensation expense.

Engineering and Construction
Revenue for Engineering and Construction (E&C) was $175.6 million for the first quarter of 2007, up approximately 20 percent compared to revenue of $146.7 million in the first quarter of 2006. Revenue growth in E&C was driven by strong sales of construction products and strong international growth. Operating income in E&C was $42.2 million, or 24.0 percent of revenue, in the first quarter of 2007 compared to $26.4 million, or 18.0 percent of revenue, in the first quarter of 2006.

Non-GAAP operating income in E&C was $43.0 million, or 24.5 percent of revenue, in the first quarter of 2007 compared to $27.4 million, or 18.7 percent of revenue, in the first quarter of 2006.

Field Solutions
Field Solutions (TFS) revenue was $51.0 million in the first quarter of 2007, up 18 percent compared to $43.0 million in revenue in the first quarter of 2006. Growth was driven largely by a stronger agricultural market and the introduction of the EZ-Guide(R) 500 system.

TFS operating income was $16.6 million, or 32.6 percent of revenue for the first quarter of 2007 compared to $13.9 million, or 32.3 percent of revenue, in the first quarter of 2006.

TFS non-GAAP operating income was $16.8 million, or 33.0 percent of revenue for the first quarter of 2007 compared to $14.2 million, or 32.9 percent of revenue, in the first quarter of 2006.

Mobile Solutions
First quarter 2007 revenue for Mobile Solutions (TMS), was $29.9 million, up 137 percent from revenue of $12.6 million in the first quarter of 2006. $11.3 million of this revenue came from the acquisition of @Road, which closed Feb. 16, 2007.

TMS operating income was $1.0 million, or 3.4 percent of revenue for the first quarter of 2007 compared to $223 thousand, or 1.8 percent of revenue, in the first quarter of 2006.

TMS non-GAAP operating income was $1.8 million, or 5.9 percent of revenue for the first quarter of 2007 compared to $399 thousand, or 3.2 percent of revenue, in the first quarter of 2006.

Advanced Devices
Advanced Devices revenue was $29.3 million, up approximately 25 percent from revenue of $23.5 million in the first quarter of 2006 driven by embedded product sales.

Advanced Devices operating income was $3.3 million, or 11.4 percent of revenue for the first quarter of 2007 compared to $2.3 million, or 9.9 percent of revenue, in the first quarter of 2006.

Advanced Devices non-GAAP operating income was $3.7 million, or 12.6 percent of revenue for the first quarter of 2007 compared to $2.8 million, or 12.0 percent of revenue, in the first quarter of 2006.

Use of Non-GAAP Financial Information
Our results of operations have undergone significant change primarily due to the impact of acquisitions and FAS 123(R). To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non- GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.investor.trimble.com.

Forward Looking Guidance
In the second quarter of 2007, Trimble expects revenue to grow 26 to 28 percent compared to the second quarter of 2006, with revenue between $308 million and $313 million. At a 39 percent tax rate, with approximately 124.6 million shares outstanding, Trimble expects second quarter 2007 GAAP earnings per share between $0.22 and $0.24.

Trimble expects non-GAAP earnings per share between $0.29 and $0.31, compared to actual split-adjusted non-GAAP earnings per share of $0.29 in the second quarter of 2006. Non-GAAP guidance for the second quarter of 2007 uses a 39 percent tax rate and excludes the amortization of intangibles of $10.7 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.9 million.

As guided on Trimble's fourth quarter 2006 earnings call, revenue for 2007 is expected to be between $1.14 billion and $1.17 billion, with $80 million to $85 million of revenue coming from @Road. On a GAAP basis, Trimble expects 2007 earnings per share of $0.78 to $0.80. Trimble is raising its previously announced split-adjusted, non-GAAP earnings per share guidance for 2007 by two cents to $1.07 to $1.09, due to a lower debt level than originally guided, partially offset by a higher tax rate of 37 to 38 percent. Non-GAAP guidance for 2007 excludes an estimated $38.9 million impact from the amortization of intangibles, a $2.1 million impact from in-process research and development expense, a $2.7 million impact from restructuring expense, and a $14.8 million impact from stock-based compensation expense.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on May 3, 2007 at 1:30 p.m. PDT to review its first quarter 2007 results. It will be broadcast live on the Web at http://investor.trimble.com . Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for thirty days beginning at 8:00 p.m. PDT on May 3, 2007. The replay number is (800) 642-1687 (U.S.), or (706) 645-9291 (international), and the pass code is 4865208.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location -- including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,400 employees in over 18 countries.

For more information visit Trimble's Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in- process research and development expense, amortization of purchased intangibles and earnings per share estimates for the second quarter and full year 2007 including the expected impact of the @Road acquisition. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. Fuel and other operating costs could remain high or increase, which could weaken sales into the agricultural market. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. The Company's results would also be negatively impacted by unforeseen costs associated with the integration of @Road or delays in integrating the two companies. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the second quarter of 2007 and fiscal 2007 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	Mar-30,	Mar-31,
	2007	2006

Revenue	$285,732	$225,854
Cost of sales	142,602	118,391
Gross margin	143,130	107,463
Gross margin (%)	50.1%	47.6%

Operating expenses
Research and development	31,163	24,446
Sales and marketing	42,147	32,706
General and administrative	21,642	15,761
Restructuring	2,692	-
Amortization of purchased intangible assets	4,106	1,485
In-process research and development	2,112	-
Total operating expenses	103,862	74,398

Operating income	39,268	33,065
Operating margin (%)	13.7%	14.6%

Non-operating income (expense), net
Interest income (expense), net	(157)	434
Foreign currency transaction gain, net	357	593
Income from joint ventures	2,422	1,616
Other income, net	235	164
Total non-operating income (expense), net	2,857	2,807

Income before taxes	42,125	35,872

Income tax provision	13,442	10,044
Net income	$28,683	$25,828

Earnings per share :
Basic	$0.25	$0.24
Diluted	$0.24	$0.22

Shares used in calculating earnings per share:
Basic	115,449	108,484
Diluted	120,896	115,718

CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Period Ended
	Mar-30,	Dec-29,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	63,571	129,621
Accounts receivables, net	216,099	172,008
Other receivables	12,323	6,014
Inventories, net	127,620	112,552
Deferred income taxes	29,286	25,905
Other current assets	13,456	13,026
Total current assets	462,355	459,126

Property and equipment, net	53,735	47,998
Goodwill and other purchased intangible assets, net	865,893	441,682
Deferred income taxes	407	399
Other assets	44,162	29,226
Total non-current assets	964,197	519,305

Total assets	$1,426,552	$978,431

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	9,994	-

Accounts payable	67,770	44,148
Accrued compensation and benefits	38,527	47,006
Accrued liabilities	37,325	24,973
Deferred revenue	35,039	28,060
Accrued warranty expenses	9,616	8,607
Deferred income taxes	1,334	4,525
Income taxes payable	12,951	23,814
Total current liabilities	212,556	181,133

Non-current portion of long-term debt	160,487	481
Deferred income taxes	37,400	21,633
Other non-current liabilities	58,694	27,519
Total liabilities	469,137	230,766

Shareholders' equity:
Common stock	616,512	435,371
Retained earnings	299,867	271,183
Accumulated other comprehensive income	41,036	41,111
Total shareholders' equity	957,415	747,665

Total liabilities and shareholders' equity	$1,426,552	$978,431

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Three Months Ended
	Mar-30,	Mar-31,
	2007	2006

Cash flow from operating activities:
Net Income	$28,683	$25,828

Adjustments to reconcile net income to net cash provided by operating activities, net of effect of acquisitions:
Depreciation expense	4,121	3,104
Excess and obsolescence reserve	1,055	2,710
Amortization expense	7,894	2,380
Provision for doubtful accounts	288	360
Stock-based compensation	3,353	3,230
Non-cash restructuring expense	1,391	-
In-process research and development	2,112	-
Gain from joint ventures	(2,423)	(1,616)
Excess tax benefit for stock-based compensation	(2,193)	(3,941)
Other	153	414

Add decrease (increase) in assets:
Accounts receivables, net	(28,262)	(26,211)
Other receivables	1,867	2,157
Inventories	(1,025)	3,160
Deferred income taxes	(6,402)	(1,880)
Other current and non-current assets	11,167	(6,827)

Add increase (decrease) in liabilities:
Accounts payable	3,265	4,361
Accrued compensation and benefits	(11,618)	(6,601)
Accrued liabilities	2,063	3,503
Deferred revenue	3,296	5,410
Income taxes payable	12,962	7,336
Net cash provided by operating activities	31,747	16,877

Cash flows from investing activities:
Acquisitions, net of cash acquired	(272,050)	(2,272)
Acquisition of property and equipment	(3,873)	(4,972)
Other	12	-
Net cash used in investing activities	(275,911)	(7,244)

Cash flow from financing activities:
Issuance of common stock	10,474	7,149
Excess tax benefit for stock-based compensation	2,193	3,941
Proceeds from long-term debt and revolving credit lines	250,000	-

Payments on long-term debt and revolving credit lines	(80,000)	-
Other		10
Net cash provided in financing activities	182,667	11,100

Effect of exchange rate changes on cash and cash equivalents	(4,553)	3,062

Net increase (decrease) in cash and cash equivalents	(66,050)	23,795
Cash and cash equivalents - beginning of period	129,621	73,853

Cash and cash equivalents - end of period	$63,571	$97,648

NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Mar-30, 2007	Mar-31, 2006

REVENUE:	$285,732	$225,854

GROSS MARGIN:
GAAP gross margin:	$143,130	$107,463
Amortization of purchased intangibles( B )	3,789	855
Stock-based compensation( D )	342	287
Non-GAAP gross margin:	$147,261	$108,605
Non-GAAP gross margin (% of revenue)	51.5%	48.1%

OPERATING INCOME:
GAAP operating income:	$39,268	$33,065
Restructuring( A )	2,692	-
Amortization of purchased intangibles( B )	7,895	2,340
In-process research and development( C )	2,112	-
Stock-based compensation( D )	3,353	3,230
Non-GAAP operating income:	$55,320	$38,635
Non-GAAP operating margin (% of revenue)	19.4%	17.1%

NET INCOME:
GAAP net income	$28,683	$25,828
Restructuring( A )	2,692	-
Amortization of purchased intangibles( B )	7,895	2,340
In-process research and development( C )	2,112	-
Stock-based compensation( D )	3,353	3,230
Income tax effect on non-GAAP adjustments( E )	(5,121)	(1,560)
Non-GAAP net income	$39,614	$29,838

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:	$0.24	$0.22
Non-GAAP diluted net income per share:	$0.33	$0.26

SHARES USED TO COMPUTE DILUTED NET INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute net income per share:	120,896	115,718

OPERATING LEVERAGE
Increase in Non-GAAP operating income ( F )	$16,685
Increase in Revenue	$59,878
Operating leverage (Increase in Non-GAAP operating income as a % of Increase in Revenue)	27.9%

The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

(A ) Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business.

( B ) Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $3,789K and $855K of the amortization of purchased intangibles was included in cost of sales for the three months ended March 30, 2007 and March 31, 2006, respectively, and approximately $4,106K and $1,485K was reported as a separate line within operating expenses for the three months ended March 30, 2007 and March 31, 2006, respectively.

( C ) In-process research and development. The amounts recorded as in- process research and development arise from prior acquisitions and are non- cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

( D ) Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operating results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months ended March 30, 2007 and March 31, 2006, stock-based compensation was allocated as follows:

	Three Months Ended
	Mar-30,	Mar-31,
	2007	2006
Cost of sales	$342	$287
Research and development	729	639
Sales and Marketing	767	741
General and administrative	1,515	1,563
	$3,353	$3,230

( E ) Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustment on non-GAAP operating income.

( F ) Increase in Non-GAAP operating income. This amount represents the difference between non-GAAP operating income for the three months ended March 30, 2007 of $55,320K and non-GAAP operating income for the three months ended March 31, 2006 of $38,635K, as provided in the table above.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

	Reporting Segments
	Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED MARCH 30, 2007:

Revenue	$175,604	$50,962	$29,857	$29,309

GAAP operating income before corporate allocations:	$42,164	$16,628	$1,010	$3,343
Stock-based compensation( G )	872	190	742	364
Non-GAAP operating income before corporate allocations:	$43,036	$16,818	$1,752	$3,707
Non-GAAP operating margin (% of segment external net revenues)	24.5%	33.0%	5.9%	12.6%

THREE MONTHS ENDED MARCH 31, 2006:

Revenue	$146,733	$43,042	$12,607	$23,472

GAAP operating income before corporate allocations:	$26,377	$13,908	$223	$2,323
Stock-based compensation( G )	1,034	245	176	485
Non-GAAP operating income before corporate allocations:	$27,411	$14,153	$399	$2,808
Non-GAAP operating margin (% of segment external net revenues)	18.7%	32.9%	3.2%	12.0%

( G ) Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations because it facilitates trends in the business prior to the adoption of SFAS 123(R). Stock-based compensation not allocated to the reportable segments was approximately $1,185K and $1,290K for the three months ended March 30, 2007 and March 31, 2006, respectively.

SOURCE Trimble
-0-     05/03/2007
/CONTACT: investors, Willa McManmon, +1-408-481-7838, or
willa_mcmanmon@trimble.com, or media, LeaAnn McNabb, +1-408-481-7808, or
leaann_mcnabb@trimble.com/
/Web site: http://www.trimble.com /